Exhibit 10.3.3

Second Amendment to Employment Agreement

This Second Amendment to Employment Agreement (the “Second Amendment”) amends that certain Employment Agreement dated as of April 1, 1999, between Ari Horowitz (“Employee”) and Opus360 Corporation (the “Company”), as amended pursuant to the Amendment to Employment Agreement dated September 2, 1999 (as so amended, the “Original Employment Agreement” and as amended by this Second Amendment, the “Employment Agreement”).  Capitalized terms used in this Second Amendment that are not defined herein shall have the meanings ascribed thereto in the Original Employment Agreement.

1.             Effective Date. This Second Amendment shall be effective as of May 1, 2001.

2.             Compensation.  Section 4(a) of the Original Employment Agreement is hereby amended in its entirety, to read as follows:

During the period from the commencement of the Term until January 31, 2000 (the “Initial Period”), Employee shall be paid base salary (the “Base Salary”) at the annual rate of $150,000 per year, and commencing on February 1, 2000, Employee shall be paid Base Salary at the annual rate of $250,000 per year, in each case payable in arrears at the established pay period of the Company.  Thereafter, the Base Salary payable to Employee shall be reviewed at least annually by the Board, and reasonable increases shall be based on Employee’s performance as well as the Company’s performance as determined in the sole discretion of the Board, but, except as provided in the next paragraph, in no event shall Employee’s Base Salary per year during the Term be less than $250,000.

Notwithstanding the foregoing, for the period (the “Deferral Period”) commencing May 1, 2001 and ending on the earlier of October 31, 2001 or the date on which the transaction contemplated under the Share Exchange Agreement dated as of April 11, 2001 between the Company and Proha Plc is consummated (the “Artemis Closing Date”), Employee shall be paid salary at a rate equal to $8,333.33 per semi-monthly pay period.  On or before January 2, 2002, Employee shall be paid, in addition to any other salary or bonus then payable, and amount equal to the difference between the salary actually paid during the Deferral Period and the amount of salary that would have been paid during the Deferral Period if the reduction contemplated by the preceding sentence had not been taken (the “Deferred Amount”).

3.             Option Grant.  Section 5 of the Original Employment Agreement is hereby amended by adding the following provision to the end thereof:

Subject to approval by the Compensation Committee of the Board of Directors of the Company, the Company shall grant the Employee, on or as soon as practicable after the effective date of this Second Amendment, options (the “May Options”) to purchase, in the aggregate, 192,300 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.  A portion of the May

Options shall qualify for federal income tax purposes as “incentive stock options” (the number of options that will qualify as the “incentive stock option” shall be the maximum number permitted under the terms of the Company’s 2000 Stock Option Plan), and the remainder shall not qualify for federal tax purposes as “incentive stock options”.  Written option agreements between the Company and the Employee shall be prepared and delivered by the Company to the Employee, which option agreements shall contain all of the terms and conditions of the May Options.  The May Options shall vest on the earliest to occur of the Artemis Closing Date, the date which is the six month anniversary of the date of grant or the date of termination of employment other than a termination as a result of a voluntary resignation.

4.             Termination of Agreement.  Section 8(c) of the Original Employment Agreement is hereby amended by adding the following sentence to the end thereof:

In calculating amounts of salary due and payable under subsection (i) hereof , no effect shall be given to the deferral of Base Salary during the Deferral Period; that is, any such payments in regard to termination shall be made at the then current rate of Base Salary without reduction for any Deferred Amount.

5.             Ratification.  Except as otherwise expressly set forth herein, the Original Employment Agreement is hereby ratified and confirmed in its entirety.

IN WITNESS WHEREOF, the undersigned have duly executed this Second Amendment as of the date first above written.

OPUS360 CORPORATION

By:
Name:	Peter Schwartz
Title:	Executive Vice President & CFO

ARI B. HOROWITZ (Employee)